Exhibit 10.1

3 E Network Technology Group Limited

October 14, 2025

L1 Capital Global Opportunities Master Fund

Attention: David Feldman

Dear Mr. Feldman:

Reference is made to that certain Securities Purchase Agreement (the “SPA”) dated June 9, 2025 and the other Transaction Documents entered into in connection therewith. Capitalized terms used and not defined herein have the meaning given them in the SPA or, if not defined in the SPA, in the applicable Transaction Document. By signing below, the undersigned parties agree as follows:

1. The First Tranche Note is hereby amended to add a new Section 3.8, to read in its entirety as follows:

3.8 Notwithstanding anything in this Note to the contrary, in no event shall the Conversion Price be lower than the Floor Price. If the Company receives a Conversion Notice at a time at which the applicable Conversion Price then in effect (as applicable, the “Applicable Conversion Price”) (without regard to the Floor Price) is lower than the Floor Price then in effect, the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and pay the economic difference between the Applicable Conversion Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Conversion Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Conversion Date ((A-B)*C).

For purposes of this Note, “Floor Price” means $0.63. The Floor Price shall also be subject to the adjustments set forth in Sections 3.3(a)(i) through (iv).

2. The Warrant is hereby amended to add a new Section 3(h), to read in its entirety as follows:

Notwithstanding anything in this Warrant to the contrary, in no event shall the Exercise Price be lower than the Floor Price. If the Company receives an Exercise Notice at a time at which the applicable Exercise Price then in effect (as applicable, the “Applicable Exercise Price”) (without regard to the Floor Price) is lower than the Floor Price then in effect, the Company shall issue a number of shares determined based on such Floor Price and pay the economic difference between the number of shares of Common Stock that would have been issued pursuant to such Exercise Price (without regard to the Floor Price) and the number of shares of Common Stock issued pursuant to such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered without giving effect to the Floor Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Exercise Date ((A-B)*C).

For purposes of this Warrant, “Floor Price” means $0.63. The Floor Price shall also be subject to the adjustments set forth in Sections 3(a) through (c).

3. The SPA is hereby amended as follows: (i) Sections 2.1(b) and (c) are hereby deleted, and (ii) the SPA is hereby amended in its entirety, such that the Second Tranche and Third Tranche shall no longer apply, and all references thereto are hereby null and void and of no further force or effect.

4. For the avoidance of doubt, except as otherwise expressly provided herein, the SPA and the other Transaction Documents which are currently in effect shall remain in effect and shall not be affected by this letter.

5. Immediately, or as soon as practicable, after execution of this letter agreement, the Company will file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing the execution of this letter agreement and the transactions contemplated hereby. At such time, the Investor will not be in position of material non-public information.

6. In the event of any inconsistency between the Transaction Documents and this letter, the terms of this letter shall prevail, provided that except as otherwise expressly provided for in this letter, nothing contained herein shall be deemed or construed to amend or modify the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Please execute a copy of this letter agreement signifying your agreement to its terms.

Very truly yours,

3 E Network Technology Group Limited

/s/ Tingjun Yang
Tingjun Yang, Chief Executive Officer

Agreed and accepted:

L1 Capital Global Opportunities Master Fund

/s/ David Feldman
David Feldman, Portfolio Manager